Exhibit 99.1

NEWS
RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Prices Public Offering of $700 Million
of 8.50% Senior Notes
PRINCETON, NJ; June 2, 2009—NRG Energy (NYSE: NRG) has priced its public offering, launched this morning, of $700 million of senior notes due June 15, 2019 with a coupon of 8.50%. The senior notes were issued at a discount resulting in a yield of 8.750%. NRG expects closing to occur on June 5, 2009. The notes are being offered under NRG’s shelf registration statement.
Net proceeds from the offering will be approximately $678 million and are intended to be applied in respect of the early unwind of NRG’s obligations pursuant to the Merrill Lynch credit sleeve and reimbursement agreement. Prior to the unwind, or in the event NRG does not reach agreement on acceptable terms with either Merrill Lynch or its counterparties, the net proceeds will be available for general corporate purposes.
“With the early termination of the transitional credit sleeve, NRG will benefit from a more efficient capital structure and realize operating synergies at an accelerated pace,” said Robert C. Flexon, Executive Vice President and Chief Financial Officer. “We took advantage of the current market window to put funding in place which ultimately will replace the credit sleeve supporting our retail business.”
Upon issuance, the notes will be senior unsecured obligations of NRG and will rank equally in right of payment with other existing and future senior unsecured indebtedness of NRG. The offering is being made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Morgan Stanley at prospectus@morganstanley.com or 1.866.718.1649. An effective registration statement and related prospectus is on file with the Securities and Exchange Commission, and a copy of the prospectus supplement, together with the prospectus, is also available on the SEC’s website at www.sec.gov. This news release does not constitute an offer to sell or a solicitation of any offer to buy such securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity—enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves more than 1.7 million residential, business, commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

NRG news release

Forward-Looking Statements
This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and the failure or inability to replace the credit sleeve.
The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Contacts:

Media:	Investors:
Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Dave Klein
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.795.6106	609.524.4528

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